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                                                                     Exhibit 3.9

                          ARTICLES OF AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF
                      WESTERN ASSOCIATED ENERGY CORPORATION

     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, Western Associated Energy Corporation, a Texas corporation (the "Company"), hereby adopts the following Articles of Amendment to its Articles of
Incorporation:

                                    ARTICLE I

     The name of the corporation is Western Associated Energy Corporation.

                                   ARTICLE II

     The following amendments to the Articles of Incorporation were adopted in accordance with the provisions of the Texas Business Corporation Act on April 19, 1994:

     A. Section 5 of the Statement of Resolution Establishing and Designating a Series of Shares of the Company dated May 21, 1993 (the "Statement of Resolution") is hereby deleted in its entirety.

     B. Section 9(b)(iii) of the Statement of Resolution is hereby deleted in its entirety.

     C. Section 10 of the Statement of Resolution is hereby amended to read, in its entirety, as follows:

     "10. NO DILUTION OR IMPAIRMENTS. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred Stock set forth herein, but will at all times in good faith take such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Company will not transfer all or substantially all of its properties and assets to any other person (corporate or otherwise), or consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Company (if the Company is not the surviving person), unless such other person shall expressly assume in writing and be bound by all the terms of the Series A Preferred Stock set forth herein "

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                                   ARTICLE III

     The number of shares of each class of capital stock of the Company outstanding and entitled to vote (as a class) on such amendments was as follows:

                                   Number of Shares
                                   Outstanding and
     Class                         Entitled to Vote
     -----                         ----------------
     Common Stock                  25,000

     Series A Preferred Stock      20,000
                                   (entitled to 1,000,000 votes]

                                   ARTICLE IV

     The holders of all of the shares of each loss of capital stock of the Company outstanding and entitled to vote on such amendments executed a written consent adopting such amendments on April 19, 1994.

     EXECUTED as of this 19th day of April, 1994.

                                           WESTERN ASSOCIATED ENERGY CORPORATION

                                           /s/  Robert L.G. Watson
                                                ------------------
                                                President